Exhibit 99

INVESTOR CONTACT:	Donald J. MacLeod	FOR IMMEDIATE RELEASE:
	(716) 842-5138	July 14, 2008

MEDIA CONTACT:	C. Michael Zabel
(716) 842-5385
M&T BANK CORPORATION ANNOUNCES SECOND QUARTER RESULTS
     BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”)(NYSE: MTB) today reported its results of operations for the quarter ended June 30, 2008.
     GAAP Results of Operations. Diluted earnings per share measured in accordance with generally accepted accounting principles (“GAAP”) for the second quarter of 2008 were $1.44, compared with $1.95 in the year-earlier quarter. GAAP-basis net income in the recent quarter aggregated $160 million, compared with $214 million in the second quarter of 2007. GAAP-basis net income for 2008’s second quarter expressed as an annualized rate of return on average assets and average common stockholders’ equity was .98% and 9.96%, respectively, compared with 1.49% and 13.92%, respectively, in the corresponding quarter of 2007.
     Commenting on M&T’s results for the recent quarter, René F. Jones, Executive Vice President and Chief Financial Officer, observed, “While M&T is not immune to the effects of the higher credit costs evident throughout the banking industry as we move through the current credit cycle, we, nevertheless, recorded significant profits during the quarter. The combination of growth in loans and deposits, a stable net interest margin, core noninterest income growth and controlled expense levels demonstrate the strength of our organization amid a challenging environment. Our focus is to continue to prudently provide credit and other banking services to our customers throughout the

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current economic cycle while using our capital generation ability to strengthen our already sound capital position.”
     For the first half of 2008, GAAP-basis diluted earnings per share were $3.26, compared with $3.51 in the first six months of 2007. On the same basis, net income for the first two quarters of the year totaled $362 million in 2008 and $390 million in 2007. GAAP-basis net income for the six-month period ended June 30, 2008 expressed as an annualized rate of return on average assets and average common stockholders’ equity was 1.12% and 11.23%, respectively, compared with 1.37% and 12.65%, respectively, in the similar 2007 period.
     Supplemental Reporting of Non-GAAP Results of Operations. M&T consistently provides supplemental reporting of its results on a “net operating” or “tangible” basis, from which M&T excludes the after-tax effect of amortization of core deposit and other intangible assets (and the related goodwill, core deposit intangible and other intangible asset balances, net of applicable deferred tax amounts) and expenses associated with merging acquired operations into M&T, since such expenses are considered by management to be “nonoperating” in nature. Although “net operating income” as defined by M&T is not a GAAP measure, M&T’s management believes that this information helps investors understand the effect of acquisition activity in reported results. Amortization of core deposit and other intangible assets, after tax effect, was $10 million ($.09 per diluted share) in each of the second quarters of 2008 and 2007. Similar after tax effect amortization charges were $21 million ($.19 per diluted share) for each of the six-month periods ended June 30, 2008 and 2007. Merger and integration-related expenses during the first three months of 2008 related to acquisition transactions completed in the fourth quarter of 2007 totaled $2 million, after tax effect, or $.02 of diluted earnings
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per share. There were no similar expenses in either the second quarter of 2008 or during the first six months of 2007.
     Diluted net operating earnings per share, which exclude the impact of amortization of core deposit and other intangible assets and merger-related expenses, were $1.53 in 2008’s second quarter, compared with $2.04 in the year-earlier quarter. Net operating income during the recently completed quarter was $170 million, compared with $224 million in the second quarter of 2007. Expressed as an annualized rate of return on average tangible assets and average tangible stockholders’ equity, net operating income was 1.10% and 22.20%, respectively, in the second quarter of 2008, compared with 1.65% and 29.35% in the year-earlier quarter.
     Diluted net operating earnings per share for the six-month period ended June 30, 2008 were $3.47, compared with $3.70 in the first half of 2007. Net operating income for the first six months of 2008 was $386 million, compared with $411 million in the corresponding 2007 period. For the first six months of 2008, net operating income expressed as an annualized rate of return on average tangible assets and average tangible equity was 1.25% and 25.04%, respectively, compared with 1.53% and 26.71% in the first two quarters of 2007.
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     Reconciliation of GAAP and Non-GAAP Results of Operations. A reconciliation of diluted earnings per share and net income with diluted net operating earnings per share and net operating income follows:

	Three months ended		Six months ended
	June 30		June 30
	2008	2007	2008	2007
	(in thousands, except per share)
Diluted earnings per share	$1.44	1.95	3.26	3.51
Amortization of core deposit and other intangible assets(1)	.09	.09	.19	.19
Merger-related expenses(1)	—	—	.02	—

Diluted net operating earnings per share	$1.53	2.04	3.47	3.70

Net income	$160,265	214,169	362,461	390,142
Amortization of core deposit and other intangible assets(1)	10,096	10,021	21,337	21,210
Merger-related expenses(1)	—	—	2,160	—

Net operating income	$170,361	224,190	385,958	411,352

(1) After any related tax effect
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     Reconciliation of Total Assets and Equity to Tangible Assets and Equity. A reconciliation of average assets and equity with average tangible assets and average tangible equity follows:

	Three months ended		Six months ended
	June 30		June 30
	2008	2007	2008	2007
	(in millions)
Average assets	$65,584	57,523	65,299	57,366
Goodwill	(3,192)	(2,909)	(3,194)	(2,909)
Core deposit and other intangible assets	(222)	(223)	(230)	(232)
Deferred taxes	31	24	33	26

Average tangible assets	$62,201	54,415	61,908	54,251

Average equity	$6,469	6,172	6,491	6,221
Goodwill	(3,192)	(2,909)	(3,194)	(2,909)
Core deposit and other intangible assets	(222)	(223)	(230)	(232)
Deferred taxes	31	24	33	26

Average tangible equity	$3,086	3,064	3,100	3,106

     Taxable-equivalent Net Interest Income. Taxable-equivalent net interest income totaled $492 million in the second quarter of 2008, up 5% from $467 million in the year-earlier period. Growth in average loans and leases, which rose 14% to $49.5 billion in the recent quarter from $43.6 billion in the second quarter of 2007, was the most significant contributor to the improvement. Such growth was predominantly attributable to average outstanding balance increases in commercial loans, commercial real estate loans and consumer loans and includes the impact of the loans added in the fourth quarter of 2007 as a result of acquisitions. Partially offsetting the favorable impact of loan growth was a lower net interest margin, or taxable-equivalent net interest income expressed as an annualized percentage of average earning assets, which declined to 3.39% in the recent quarter from 3.67%
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in the second quarter of 2007. That narrowing of the net interest margin was attributable to several factors, including the impact of the fourth quarter 2007 acquisition transactions and the issuances of subordinated notes in the fourth quarter of 2007 and Enhanced Trust Preferred Securities in the initial 2008 quarter. The recent quarter’s net interest margin was improved slightly from 3.38% in the first quarter of 2008.
     Provision for Credit Losses/Asset Quality. The provision for credit losses increased to $100 million in the second quarter of 2008 from $30 million in the year-earlier quarter. Net charge-offs of loans totaled $99 million during the recent quarter, up from $22 million in the second quarter of 2007. That increase reflects the unfavorable conditions in the residential real estate marketplace that have resulted in declining real estate valuations and affected the ability of individual homeowners and builders and developers of residential real estate properties to repay loans. As a result, the levels of charge-offs and delinquencies have risen significantly as compared with the second quarter of 2007. Specifically, $38 million of the net charge-offs recorded in the recent quarter were related to loans to builders and developers of residential real estate, while there were no such loans charged off in the year-earlier quarter and just $3 million in the first quarter of 2008. Net charge-offs of residential real estate loans to individuals, consisting predominantly of Alt-A residential mortgage loans, aggregated $13 million in the recent quarter, up from $2 million in the comparable quarter of 2007, but down from $15 million in 2008’s initial quarter. Net charge-offs of home equity loans and lines of credit totaled $9 million in the recent quarter, and included $5 million related to Alt-A second mortgage loans. Net charge-offs of home equity loans and lines of credit were $2 million in 2007’s second quarter and $6 million in 2008’s initial quarter.
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Expressed as an annualized percentage of average loans outstanding, net charge-offs were .81% and .20% in the second quarter of 2008 and 2007, respectively.
     Loans classified as nonperforming increased to $587 million, or 1.20% of total loans at June 30, 2008 from $296 million or .68% a year earlier, $447 million or .93% at December 31, 2007 and $495 million or 1.00% at March 31, 2008. Significant factors contributing to the jump in nonperforming loans from June 30, 2007 to June 30, 2008 were a $139 million rise in residential real estate loans and a $124 million increase in loans to builders and developers of residential real estate. The higher level of nonperforming residential real estate loans reflects a December 2007 change in accounting procedure whereby residential real estate loans previously classified as nonaccrual when payments were 180 days past due now stop accruing interest when principal or interest is delinquent 90 days. The impact of the acceleration of the classification of such loans as nonaccrual resulted in an increase in nonperforming loans at June 30, 2008 and December 31, 2007 of $65 million and $84 million, respectively. Contributing to the increase in nonperforming loans from March 31, 2008 was the addition of $67 million of loans to residential real estate builders and developers, including $41 million of loans to residential home builders and developers in the Mid-Atlantic region.
     Loans past due 90 days or more and accruing interest were $94 million at the end of the recent quarter, compared with $135 million at June 30, 2007. Included in these past due but accruing amounts were loans guaranteed by government-related entities of $89 million and $70 million at June 30, 2008 and 2007, respectively. Assets taken in foreclosure of defaulted loans were $53 million at June 30, 2008, compared with $18 million
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at June 30, 2007. The rise in such assets from a year earlier resulted from higher residential real estate loan defaults.
     Allowance for Credit Losses. The allowance for credit losses was $774 million, or 1.58% of total loans, at June 30, 2008, compared with $668 million, or 1.53%, a year earlier and $759 million, or 1.58%, at December 31, 2007. The increase in the allowance as a percentage of loans from June 30, 2007 to the 2007 year-end and to the end of the second quarter of 2008 reflects the impact of lower valuations of residential real estate and higher levels of borrower delinquencies. The ratio of M&T’s allowance for credit losses to nonperforming loans was 132%, 226% and 170% at June 30, 2008, June 30, 2007 and December 31, 2007, respectively.
     Noninterest Income and Expense. Noninterest income in the second quarter of 2008 totaled $271 million, compared with $283 million in the year-earlier quarter. Higher service charges on deposit accounts, increases in revenues for providing mortgage banking and trust services, and higher credit-related fees were more than offset by a $21 million decline in M&T’s pro-rata portion of the operating results of Bayview Lending Group, LLC (“BLG”), a privately-held commercial mortgage lender in which M&T invested on February 5, 2007. Including expenses associated with M&T’s investment in BLG, most notably interest expense, that investment reduced M&T’s net income by approximately $10 million (after tax effect) in the second quarter of 2008. BLG specializes in originating, securitizing and servicing small balance commercial real estate loans. The decline in M&T’s share of BLG’s operating results was primarily due to lower gains from securitizations resulting from significant disruptions in the commercial mortgage-backed securities market and higher expenses for severance and lease terminations. In response to the
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stagnant market conditions of recent months, BLG has reduced its originations activities, scaled back its workforce and begun using its contingent liquidity sources.
     Noninterest expense in the second quarter of 2008 aggregated $420 million, compared with $393 million in the year-earlier quarter. Included in such amounts are expenses considered to be nonoperating in nature consisting of amortization of core deposit and other intangible assets of $17 million in 2008 and $16 million in 2007. Exclusive of these nonoperating expenses, noninterest operating expenses were $403 million in the recent quarter, compared with $376 million in the second quarter of 2007. Increased expenses for salaries, occupancy, professional services and foreclosed residential real estate properties contributed to that rise. During the recent quarter, the allowance for impairment of capitalized residential mortgage servicing rights was reduced by $9 million, compared with a similar reduction of $5 million in the second quarter of 2007. Those reversals reduced noninterest operating expenses and resulted from higher mortgage interest rates at the end of the respective quarters as compared with the immediately preceding quarter-ends.
     The efficiency ratio, or noninterest operating expenses divided by the sum of taxable-equivalent net interest income and noninterest income (exclusive of gains and losses from bank investment securities), measures the relationship of operating expenses to revenues. M&T’s efficiency ratio was 52.4% in 2008’s second quarter, compared with 50.2% in the year-earlier period.
     Balance Sheet. M&T had total assets of $65.9 billion at June 30, 2008, up from $57.9 billion at June 30, 2007. Loans and leases, net of unearned discount, rose 12% to $49.1 billion at the recent quarter-end from $43.7 billion a year earlier. Deposits
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were $41.9 billion at June 30, 2008, compared with $39.4 billion at June 30, 2007. Total stockholders’ equity was $6.5 billion at June 30, 2008, representing 9.89% of total assets, compared with $6.2 billion or 10.67% a year earlier. Common stockholders’ equity per share was $59.12 and $57.59 at June 30, 2008 and 2007, respectively. Tangible equity per common share was $28.50 at June 30, 2008, compared with $28.66 at June 30, 2007. In the calculation of tangible equity per common share, stockholders’ equity is reduced by the carrying values of goodwill and core deposit and other intangible assets, net of applicable deferred tax balances, which aggregated $3.4 billion and $3.1 billion at June 30, 2008 and 2007, respectively.
     Conference Call. Investors will have an opportunity to listen to M&T’s conference call to discuss second quarter financial results today at 10:00 a.m. Eastern Time. Those wishing to participate in the call may dial 877-780-2276. International participants, using any applicable international calling codes, may dial 973-582-2700. Callers should reference M&T Bank Corporation or conference ID# 51895468. The conference call will be webcast live on M&T’s website at http://ir.mandtbank.com/conference.cfm. A replay of the call will be available until Tuesday, July 15, 2008 by calling 800-642-1687, or 706-645-9291 for international participants, and by making reference to ID# 51895468. The event will also be archived and available by 7:00 p.m. today on M&T’s website at http://ir.mandtbank.com/conference.cfm.
     M&T is a bank holding company whose banking subsidiaries, M&T Bank and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware, New Jersey and the District of Columbia.
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     Forward-Looking Statements. This news release contains forward-looking statements that are based on current expectations, estimates and projections about M&T’s business, management’s beliefs and assumptions made by management. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.
     Future Factors include changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, other assets and collateral securing loans; sources of liquidity; common shares outstanding; common stock price volatility; fair value of and number of stock-based compensation awards to be issued in future periods; legislation affecting the financial services industry as a whole, and M&T and its subsidiaries individually or collectively, including tax legislation; regulatory supervision and oversight, including monetary policy and required capital levels; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of pending and future litigation and governmental proceedings, including tax-related
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examinations and other matters; continued availability of financing; financial resources in the amounts, at the times and on the terms required to support M&T and its subsidiaries’ future businesses; and material differences in the actual financial results of merger, acquisition and investment activities compared with M&T’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements.
     These are representative of the Future Factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the states in which M&T and its subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other Future Factors.
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M&T BANK CORPORATION
Financial Highlights

	Three months ended			Six months ended
	June 30			June 30
Amounts in thousands, except per share	2008	2007	Change	2008	2007	Change

Performance

Net income	$160,265	214,169	-25%	$362,461	390,142	-7%

Per common share:
Basic earnings	$1.45	1.98	-27%	$3.29	3.59	-8%
Diluted earnings	1.44	1.95	-26	3.26	3.51	-7
Cash dividends	$.70	.60	17	$1.40	1.20	17

Common shares outstanding:
Average — diluted (1)	111,227	109,919	1%	111,097	111,046	—%
Period end (2)	110,268	107,230	3	110,268	107,230	3

Return on (annualized):
Average total assets	.98%	1.49%		1.12%	1.37%
Average common stockholders’ equity	9.96%	13.92%		11.23%	12.65%

Taxable-equivalent net interest income	$492,483	466,884	5%	$977,116	922,434	6%

Yield on average earning assets	5.66%	6.95%		5.93%	6.94%
Cost of interest-bearing liabilities	2.64%	3.87%		2.95%	3.88%
Net interest spread	3.02%	3.08%		2.98%	3.06%
Contribution of interest-free funds	.37%	.59%		.40%	.60%
Net interest margin	3.39%	3.67%		3.38%	3.66%

Net charge-offs to average total net loans (annualized)	.81%	.20%		.59%	.18%

Net operating results (3)

Net operating income	$170,361	224,190	-24%	$385,958	411,352	-6%
Diluted net operating earnings per common share	1.53	2.04	-25	3.47	3.70	-6
Return on (annualized):
Average tangible assets	1.10%	1.65%		1.25%	1.53%
Average tangible common equity	22.20%	29.35%		25.04%	26.71%
Efficiency ratio	52.41%	50.18%		52.63%	52.53%

	At June 30
	2008	2007	Change
Loan quality

Nonaccrual loans	$568,460	282,133	101%
Renegotiated loans	18,905	13,706	38

Total nonperforming loans	$587,365	295,839	99%

Accruing loans past due 90 days or more	$93,894	134,906	-30%

Nonperforming loans to total net loans	1.20%	.68%
Allowance for credit losses to total net loans	1.58%	1.53%

(1)	Includes common stock equivalents.

(2)	Includes common stock issuable under deferred compensation plans.

(3)	Excludes amortization and balances related to goodwill and core deposit and other intangible assets and merger-related expenses which, except in the calculation of the efficiency ratio, are net of applicable income tax effects. A reconciliation of net income and net operating income appears on page 4.
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M&T BANK CORPORATION
Condensed Consolidated Statement of Income

	Three months ended			Six months ended
	June 30			June 30
Dollars in thousands	2008	2007	Change	2008	2007	Change

Interest income	$817,574	878,176	-7%	$1,701,736	1,739,225	-2%
Interest expense	330,942	416,264	-20	736,254	826,886	-11

Net interest income	486,632	461,912	5	965,482	912,339	6

Provision for credit losses	100,000	30,000	233	160,000	57,000	181

Net interest income after provision for credit losses	386,632	431,912	-10	805,482	855,339	-6

Other income
Mortgage banking revenues	38,219	35,546	8	78,289	49,419	58
Service charges on deposit accounts	110,340	104,626	5	213,794	199,213	7
Trust income	40,426	37,550	8	80,730	74,523	8
Brokerage services income	17,211	16,654	3	32,684	31,866	3
Trading account and foreign exchange gains	6,636	6,963	-5	11,349	13,186	-14
Gain (loss) on bank investment securities	(5,421)	260	—	28,026	1,323	—
Equity in earnings of Bayview Lending Group LLC	(13,026)	8,128	—	(14,286)	5,700	—
Other revenues from operations	76,797	73,390	5	153,259	144,370	6

Total other income	271,182	283,117	-4	583,845	519,600	12

Other expense
Salaries and employee benefits	236,127	224,700	5	487,998	461,454	6
Equipment and net occupancy	47,252	41,099	15	94,017	83,945	12
Printing, postage and supplies	9,120	8,984	2	19,016	17,890	6
Amortization of core deposit and other intangible assets	16,615	16,457	1	35,098	34,813	1
Other costs of operations	110,596	101,411	9	209,285	193,586	8

Total other expense	419,710	392,651	7	845,414	791,688	7

Income before income taxes	238,104	322,378	-26	543,913	583,251	-7

Applicable income taxes	77,839	108,209	-28	181,452	193,109	-6

Net income	$160,265	214,169	-25%	$362,461	390,142	-7%

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Condensed Consolidated Balance Sheet

	June 30
Dollars in thousands	2008	2007	Change

ASSETS

Cash and due from banks	$1,624,753	1,301,894	25%

Interest-bearing deposits at banks	5,654	6,954	-19

Federal funds sold and agreements to resell securities	103,750	334,924	-69

Trading account assets	243,050	152,410	59

Investment securities	8,658,775	6,982,323	24

Loans and leases, net of unearned discount	49,114,616	43,743,822	12
Less: allowance for credit losses	774,076	668,138	16

Net loans and leases	48,340,540	43,075,684	12

Goodwill	3,192,128	2,908,849	10

Core deposit and other intangible assets	213,528	215,897	-1

Other assets	3,511,250	2,890,134	21

Total assets	$65,893,428	57,869,069	14%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Noninterest-bearing deposits at U.S. offices	$8,483,856	7,477,576	13%

Other deposits at U.S. offices	27,684,858	25,330,140	9

Deposits at foreign office	5,756,976	6,610,919	-13

Total deposits	41,925,690	39,418,635	6

Short-term borrowings	3,761,550	2,933,081	28

Accrued interest and other liabilities	917,022	897,249	2

Long-term borrowings	12,770,110	8,444,797	51

Total liabilities	59,374,372	51,693,762	15

Stockholders’ equity (1)	6,519,056	6,175,307	6

Total liabilities and stockholders’ equity	$65,893,428	57,869,069	14%

(1)	Reflects accumulated other comprehensive loss, net of applicable income tax effect, of $332.9 million at June 30, 2008 and $66.8 million at June 30, 2007.
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M&T BANK CORPORATION
Condensed Consolidated Average Balance Sheet
and Annualized Taxable-equivalent Rates

	Three months ended					Six months ended
	June 30					June 30
Dollars in millions	2008		2007			2008		2007
					Change in					Change in
	Balance	Rate	Balance	Rate	balance	Balance	Rate	Balance	Rate	balance

ASSETS

Interest-bearing deposits at banks	$8	1.14%	9	3.12%	-7%	$9	1.43%	8	3.33%	15%

Federal funds sold and agreements to resell securities	101	1.96	448	6.03	-78	115	2.54	377	6.18	-70

Trading account assets	64	.90	67	1.40	-5	69	1.16	60	1.15	15

Investment securities	8,770	5.07	6,886	5.01	27	8,847	5.15	7,049	5.03	26

Loans and leases, net of unearned discount
Commercial, financial, etc.	13,800	5.14	12,155	7.23	14	13,554	5.59	11,955	7.25	13
Real estate — commercial	18,491	5.76	15,578	7.45	19	18,242	6.05	15,526	7.37	17
Real estate — consumer	6,026	6.04	5,875	6.49	3	6,002	6.11	5,907	6.48	2
Consumer	11,205	6.41	9,964	7.47	12	11,251	6.66	9,956	7.45	13

Total loans and leases, net	49,522	5.79	43,572	7.27	14	49,049	6.09	43,344	7.27	13

Total earning assets	58,465	5.66	50,982	6.95	15	58,089	5.93	50,838	6.94	14

Goodwill	3,192		2,909		10	3,194		2,909		10

Core deposit and other intangible assets	222		223		-1	230		232		-1

Other assets	3,705		3,409		9	3,786		3,387		12

Total assets	$65,584		57,523		14%	$65,299		57,366		14%

LIABILITIES AND STOCKHOLDERS’ EQUITY

Interest-bearing deposits
NOW accounts	$512	.49	453	.91	13%	$498	.67	445	.99	12%
Savings deposits	18,092	1.34	15,027	1.63	20	17,468	1.46	14,881	1.65	17
Time deposits	9,216	3.47	10,523	4.73	-12	9,816	3.81	11,087	4.74	-11
Deposits at foreign office	4,314	2.06	3,706	5.19	16	4,567	2.66	3,711	5.20	23

Total interest-bearing deposits	32,134	2.03	29,709	3.16	8	32,349	2.33	30,124	3.22	7

Short-term borrowings	6,869	2.49	5,555	5.31	24	7,011	2.99	5,206	5.31	35
Long-term borrowings	11,407	4.44	7,905	5.52	44	10,838	4.77	7,608	5.55	42

Total interest-bearing liabilities	50,410	2.64	43,169	3.87	17	50,198	2.95	42,938	3.88	17

Noninterest-bearing deposits	7,577		7,339		3	7,506		7,380		2

Other liabilities	1,128		843		34	1,104		827		34

Total liabilities	59,115		51,351		15	58,808		51,145		15

Stockholders’ equity	6,469		6,172		5	6,491		6,221		4

Total liabilities and stockholders’ equity	$65,584		57,523		14%	$65,299		57,366		14%

Net interest spread		3.02		3.08			2.98		3.06
Contribution of interest-free funds		.37		.59			.40		.60
Net interest margin		3.39%		3.67%			3.38%		3.66%
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